UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

MPM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Washington	0-14910	81-0436060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Pomeroy Road, Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number (including area code): (973) 428 5009

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On February 18, 2011, MPM Technologies, Inc., a Washington corporation (the “Company”), entered into a Purchase Agreement with Michael J. Luciano, the Company’s Chairman of the Board of Directors, Chief Executive Officer and holder of a majority of the Company’s outstanding common stock (the “Purchase Agreement”).  Under the terms of the Purchase Agreement, the Company proposes to sell to Mr. Luciano 100% of the issued and outstanding shares of MPM Mining Inc., the Company’s wholly-owned subsidiary (the “Shares”), in exchange for (i) cancellation of approximately $14 million of the Company’s outstanding indebtedness, (ii) retirement of all shares of Company common stock currently held by Mr. Luciano; and (iii) cancellation of all options to purchase Company common stock currently held by Mr. Luciano.  Closing is expected to occur on or before May 18, 2011 and is subject to certain conditions and contingencies, including agreement among the parties on final terms and provisions, receipt of adequate financing by Mr. Luciano and receipt of shareholder approval.  The Purchase Agreement may be terminated by mutual written consent at anytime before closing or by either party in the event the conditions to closing are not satisfied on or before May 18, 2011.

On February 18, 2011, MPM Technologies, Inc. entered into a Sales Agreement with Carbon Cycle Investment LLC. Under the terms of the Sales Agreement, the Company proposes to sell to Carbon Cycle Investment LLC Sixty-seven percent (67% ) of the Company’s authorized but unissued common stock for $2,000,000.  Carbon Cycle Investment’s plan is to further develop MPM subsidiaries, AirPol, Inc. and Nupower, Inc., and add a new subsidiary that includes sustainable biofuel, feedstock production and energy parks.  Closing is expected to occur on or before May 18, 2011 and is subject to certain conditions and contingencies and receipt of shareholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPM TECHNOLOGIES, INC.

Date:	February 23, 2011	By:	/s/ Robert D. Little
Robert D. Little
Corporate Secretary